PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                         Dated March 24, 2003
                                                                  Rule 424(b)(3)

                                  $65,000,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                              -------------------
                           MPS(SM) due June 15, 2010
                Linked to the Morgan Stanley Technology Index(SM)
        Market Participation Securities with Minimum Return Protection(SM)
                                  ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $10 principal amount of MPS, the index-linked payment amount, which is equal to $10 multiplied by the product of each of the quarterly performance amounts of the Morgan Stanley Technology Index(SM), which we refer to as the MSH Index, over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $11.14, which we refer to as the minimum payment amount. The minimum payment amount (111.40% of the issue price) represents a yield to maturity of 1.5% per annum on each $10 principal amount of MPS.

o    The principal amount and issue price of each MPS is $10.
o    We will not pay interest on the MPS.
o    The minimum payment amount for each MPS at maturity is $11.14.
o At maturity, you will receive for each MPS an index-linked payment amount equal to $10 multiplied by the product of the quarterly performance amounts of the MSH Index for each of the 29 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $11.14, you will receive the minimum payment amount for each MPS.
     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the MSH Index at the end of that quarterly valuation period divided by (ii) the closing value of the MSH Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.1525.
     o The maximum quarterly performance amount is equivalent to a return of the MSH Index of 15.25% in that quarter.
o Investing in the MPS is not equivalent to investing in the MSH Index or its component stocks.
o The MPS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the MPS is "MHT."

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-11.

                        --------------------------------
                               PRICE $10 PER MPS
                        --------------------------------

                                    Price to         Agent's        Proceeds to
                                     Public        Commissions        Company
                                  -----------      -----------      -----------
Per MPS......................        $10.00            $.375           $9.625
Total........................     $65,000,000      $2,437,500       $62,562,500

If you purchase at least 100,000 MPS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $9.80 per MPS (98% of the issue price). In that case, the Agent's commissions will be $.175 per MPS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the MSH Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying MSH Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities with Minimum Return Protection," "MPS" and "Morgan Stanley Technology Index" are our service marks.

Each MPS costs $10           We, Morgan Stanley, are offering Market
                             Participation Securities with Minimum Return
                             Protection(SM) due June 15, 2010 Linked to the
                             Morgan Stanley Technology Index(SM), which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $10.

Payment at maturity          Unlike ordinary debt securities, the MPS do not
linked to the MSH Index      pay interest. Instead, at maturity, you will
with minimum return          receive for each $10 principal amount of MPS, $10
protection                   multiplied by the product of each of the quarterly
                             performance amounts of the MSH Index over the term of the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.1525 (corresponding to a 15.25% quarterly increase in the value of the
                             MSH). In no event, however, will the payment at maturity be less than $11.14, the minimum payment amount.

                                          111.40% Minimum Repayment

                             The minimum payment amount of $11.14 (111.40% of the issue price) represents a yield to maturity of 1.5% per annum on each $10 principal amount of MPS.

                                    Payment at Maturity Linked to the MSH

                             If the product of $10 multiplied by the product of each of the quarterly performance amounts of the MSH Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $11.14, you will receive the index-linked payment amount for each $10 principal amount of MPS.

How the payment at           The payment at maturity of the MPS, which we refer
maturity is determined       to as the maturity redemption amount, will be
                             determined by the calculation agent for the MPS as follows:

                             o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.1525.

                             o Second, determine the index-linked payment amount by multiplying $10 by the product of each of the quarterly performance amounts.

                             o Last, if the index-linked payment amount is less than $11.14 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                             To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the MSH Index on the last day of the quarterly valuation period by the level of the MSH Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed
                             1.1525 (or, measured in percentage terms, a 15.25% increase in the MSH) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the MSH Index to the extent that increase exceeds 15.25%.

                             Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on March 24, 2003, the day we offered the MPS for initial sale to the public. The MSH Index value for the first period valuation date is 297.81, the closing value of the MSH Index on March 24, 2003.

                             The period valuation dates are the 15th of each March, June, September and December, beginning June 2003 through March 2010, and the final period valuation date is June 11, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked             Because your participation in quarterly increases
payment amount may be        in the value of the MSH Index is limited by the
less than the simple price   maximum quarterly performance amount of 1.1525, or
return of the MSH            15.25% per quarter, the return on your investment
                             in the MPS at maturity may be less than the return you would have received if you had invested $10 in an investment linked to the MSH Index that measured the performance of the MSH Index by comparing only the closing value of the MSH Index at maturity with the closing value of the MSH
                             Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.1525, or 15.25%, during the 29 quarterly valuation periods over the term of the MPS.

                             Conversely, if the simple index price return over the term of the MPS is less than $11.14, the minimum payment amount of $11.14 per MPS will provide a higher return on your $10 investment than would an equal investment based directly on the MSH Index.

                             Please review the examples beginning on PS-7, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                             You can review the historical values of the MSH Index for each calendar quarter in the period from January 1, 1998 through March 24, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the MSH Index as calculated for each calendar quarter in the period from January 1, 1995 through December 31, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the MSH Index is not reflected in the level of the MSH Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated, which we refer to as MS & Co.,
                             to act as calculation agent for JPMorgan Chase
                             Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the quarterly performance amounts and the index-linked payment amount.

MS & Co. consults            Our subsidiary, MS & Co., developed and owns the
on the MSH Index             MSH Index and acts as consultant to the American
                             Stock Exchange LLC, which we refer to as the AMEX, in connection with the calculation and maintenance of the MSH Index. In its role as consultant, MS &
                             Co. has influence over the composition and calculation of the MSH Index, including in decisions regarding the addition and deletion of component securities and other methodological modifications to the MSH Index. The actions and judgments of MS & Co. may affect the value of the MSH Index and, consequently, could adversely affect the value of the MPS. You should read about certain potential conflicts that may exist because of our affiliation with MS & Co. in the section called "Risk Factors--Our affiliate, MS & Co., may have adverse economic interests as calculation agent for the MPS and as consultant for the MSH
                             Index."

                             MS & Co. maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

The MPS will be treated      The MPS will be treated as "contingent payment
as contingent payment        debt instruments" for U.S. federal income tax
debt instruments for         purposes, as described in the section of this
U.S. federal income tax      pricing supplement called "Description of
purposes                     MPS--United States Federal Income Taxation." Under
                             this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal
                             Income Taxation" and the section called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" in the accompanying prospectus supplement.

                             If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find           The MPS are senior notes issued as part of our
more information on          Series C medium-term note program. You can find a
the MPS                      general description of our Series C medium-term
                             note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Floating Rate Notes" and
                             "--Notes Linked to Commodity Prices, Single
                             Securities, Baskets of Securities or Indices."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the MSH Index on the period valuation dates for each quarterly valuation period. Because the value of the MSH Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the MSH Index on the amount payable to you at maturity. However, the MSH Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the MSH Index over the term of the MPS, which we refer to as the volatility of the MSH Index, may be significantly different than the volatility of the MSH Index implied by any of the examples.

     The index-linked payment amount for each of the examples below is calculated using the following formula:

        Index-linked Payment  = $10 x (Product of each of the Quarterly
               Amount                         Performance Amounts)

               where,

                                          MSH Index value at end of
                                          Quarterly Valuation Period
        Quarterly Performance = lesser of --------------------------- and 1.1525
               Amount                     MSH Index value at start of
                                          Quarterly Valuation Period

     Beginning on PS-9, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 109, 108, 129 and 108, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                        Index Value              Index Value                                      Quarterly
                   at start of Quarterly     at end of Quarterly                     Index       Performance
     Quarter         Valuation Period         Valuation Period                    Performance      Amount
   -----------     ---------------------     --------------------                 -----------    -----------
                                                                      109
   1st Quarter              100                      109              ---    =       1.09           1.09
                                                                      100

                                                                      108
   2nd Quarter              109                      108              ---    =      .99083         .99083
                                                                      109

                                                                      129                                      (lesser of
   3rd Quarter              108                      129              ---    =      1.19444        1.1525      1.19444 and
                                                                      108                                        1.1525)

                                                                      108
   4th Quarter              129                      108              ---    =      .83721         .83721
                                                                      129

The index-linked payment amount equals $10 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

               $10 x (1.09 x .99083 x 1.1525 x .83721) = $10.4208

The index-linked payment amount of $10.4208 represents an increase of 4.208% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.1525, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                       108
          Simple Index Price Return = ----- x $10 = $10.80
                                       100

The simple index price return of $10.80 represents an increase of 8% above a hypothetical $10 investment based on the simple index price return rather than the index-linked payment amount.

                                     * * *

The examples beginning on PS-9 are based on 29 quarterly valuation periods and the following terms and assume a MSH Index value equal to 100.00 at the start of the first quarterly valuation period:

o    Issue Price per MPS: $10.00

o    Minimum Payment Amount: $11.14

o Maximum Quarterly Performance Amount: 1.1525 (equivalent to a quarterly return of the MSH Index of 15.25%).

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.1525 (equivalent to a quarterly return of the MSH Index of 15.25%), in measuring the index performance for the subsequent quarter we will use the actual value of the MSH Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 15.25% in the level of the MSH Index during the previous quarter. For example, in Example 2, the MSH Index increases from 124 to 144 for the period beginning December 15, 2004 and ending March 15, 2005, resulting in a MSH Index performance of 1.16129 (equivalent to an increase in the MSH Index of 16.129% in that quarter) and a quarterly performance amount of 1.1525. Consequently, in the subsequent quarter the MSH Index performance is measured using 144 as the starting value of the MSH Index for that subsequent quarter rather than 142.91, the index value that would have resulted from an increase of 15.25% in the level of the MSH Index during the previous quarter.

     Quarters which resulted in an increase in the level of the MSH Index of 15.25% or greater are indicated in bold typeface below.

                                          --------------------------------------------------------
                                          Example 1
                                          Hypothetical Ending    MSH Index      MPS Quarterly
   Period Start          Period End           Index Value       Performance   Performance Amount
March 24, 2003            June 15. 2003           103             1.03000          1.03000
June 15, 2003        September 15, 2003           105             1.01942          1.01942
September 15, 2003    December 15, 2003           114             1.08571          1.08571
December 15, 2003        March 15, 2004           110             0.96491          0.96491
March  15, 2004           June 15, 2004           118             1.07273          1.07273
June 15, 2004        September 15, 2004           126             1.06780          1.06780
September 15, 2004    December 15, 2004           123             0.97619          0.97619
December 15, 2004        March 15, 2005           128             1.04065          1.04065
March 15, 2005            June 15, 2005           134             1.04688          1.04688
June 15, 2005        September 15, 2005           133             0.99254          0.99254
September 15, 2005    December 15, 2005           135             1.01504          1.01504
December 15, 2005        March 15, 2006           143             1.05926          1.05926
March 15, 2006            June 15, 2006           135             0.94406          0.94406
June 15, 2006        September 15, 2006           142             1.05185          1.05185
September 15, 2006    December 15, 2006           150             1.05634          1.05634
December 15, 2006        March 15, 2007           154             1.02667          1.02667
March 15, 2007            June 15, 2007           166             1.07792          1.07792
June 15, 2007        September 15, 2007           161             0.96988          0.96988
September 15, 2007    December 15, 2007           170             1.05590          1.05590
December 15, 2007        March 15, 2008           177             1.04118          1.04118
March 15, 2008            June 15, 2008           173             0.97740          0.97740
June 15, 2008        September 15, 2008           184             1.06358          1.06358
September 15, 2008    December 15, 2008           192             1.04348          1.04348
December 15, 2008        March 15, 2009           195             1.01563          1.01563
March  15, 2009           June 15, 2009           200             1.02564          1.02564
June 15, 2009        September 15, 2009           201             1.00500          1.00500
September 15, 2009    December 15, 2009           206             1.02488          1.02488
December 15, 2009        March 15, 2010           209             1.01456          1.01456
March 15, 2010            June 11, 2010           215             1.02871          1.02871
                                          --------------------------------------------------------
                                                 Simple Index Price Return:         $21.50
                                               Index-linked Payment Amount:         $21.50
                                                    Minimum Payment Amount:         $11.14
                                                Maturity Redemption Amount:         $21.50
                                          --------------------------------------------------------

                                          --------------------------------------------------------
                                          Example 2
                                          Hypothetical Ending    MSH Index      MPS Quarterly
   Period Start          Period End           Index Value       Performance   Performance Amount
March 24, 2003            June 15. 2003           104             1.04000          1.04000
June 15, 2003        September 15, 2003           107             1.02885          1.02885
September 15, 2003    December 15, 2003           126             1.17757          1.15250
December 15, 2003        March 15, 2004           105             0.83333          0.83333
March  15, 2004           June 15, 2004           118             1.12381          1.12381
June 15, 2004        September 15, 2004           126             1.06780          1.06780
September 15, 2004    December 15, 2004           124             0.98413          0.98413
December 15, 2004        March 15, 2005           144             1.16129          1.15250
March 15, 2005            June 15, 2005           125             0.86806          0.86806
June 15, 2005        September 15, 2005           131             1.04800          1.04800
September 15, 2005    December 15, 2005           136             1.03817          1.03817
December 15, 2005        March 15, 2006           161             1.18382          1.15250
March 15, 2006            June 15, 2006           136             0.84472          0.84472
June 15, 2006        September 15, 2006           130             0.95588          0.95588
September 15, 2006    December 15, 2006           142             1.09231          1.09231
December 15, 2006        March 15, 2007           156             1.09859          1.09859
March 15, 2007            June 15, 2007           175             1.12179          1.12179
June 15, 2007        September 15, 2007           157             0.89714          0.89714
September 15, 2007    December 15, 2007           165             1.05096          1.05096
December 15, 2007        March 15, 2008           191             1.15758          1.15250
March 15, 2008            June 15, 2008           181             0.94764          0.94764
June 15, 2008        September 15, 2008           161             0.88950          0.88950
September 15, 2008    December 15, 2008           189             1.17391          1.15250
December 15, 2008        March 15, 2009           195             1.03175          1.03175
March  15, 2009           June 15, 2009           200             1.02564          1.02564
June 15, 2009        September 15, 2009           205             1.02500          1.02500
September 15, 2009    December 15, 2009           208             1.01463          1.01463
December 15, 2009        March 15, 2010           207             0.99519          0.99519
March 15, 2010            June 11, 2010           215             1.03865          1.03865
                                          --------------------------------------------------------
                                                 Simple Index Price Return:         $21.50
                                               Index-linked Payment Amount:         $19.87
                                                    Minimum Payment Amount:         $11.14
                                                Maturity Redemption Amount:         $19.87
                                          --------------------------------------------------------

                                          ------------------------------------------------------
                                          Example 3
                                          Hypothetical Ending   MSH Index       MPS Quarterly
   Period Start          Period End           Index Value       Performance   Performance Amount
March 24, 2003            June 15. 2003           105             1.05000          1.05000
June 15, 2003        September 15, 2003           111             1.05714          1.05714
September 15, 2003    December 15, 2003           135             1.21622          1.15250
December 15, 2003        March 15, 2004           113             0.83704          0.83704
March  15, 2004           June 15, 2004           136             1.20354          1.15250
June 15, 2004        September 15, 2004           161             1.18382          1.15250
September 15, 2004    December 15, 2004           145             0.90062          0.90062
December 15, 2004        March 15, 2005           142             0.97931          0.97931
March 15, 2005            June 15, 2005           136             0.95775          0.95775
June 15, 2005        September 15, 2005           163             1.19853          1.15250
September 15, 2005    December 15, 2005           165             1.01227          1.01227
December 15, 2005        March 15, 2006           188             1.13939          1.13939
March 15, 2006            June 15, 2006           155             0.82447          0.82447
June 15, 2006        September 15, 2006           171             1.10323          1.10323
September 15, 2006    December 15, 2006           143             0.83626          0.83626
December 15, 2006        March 15, 2007           161             1.12587          1.12587
March 15, 2007            June 15, 2007           190             1.18012          1.15250
June 15, 2007        September 15, 2007           192             1.01053          1.01053
September 15, 2007    December 15, 2007           166             0.86458          0.86458
December 15, 2007        March 15, 2008           177             1.06627          1.06627
March 15, 2008            June 15, 2008           207             1.16949          1.15250
June 15, 2008        September 15, 2008           181             0.87440          0.87440
September 15, 2008    December 15, 2008           218             1.20442          1.15250
December 15, 2008        March 15, 2009           195             0.89450          0.89450
March  15, 2009           June 15, 2009           200             1.02564          1.02564
June 15, 2009        September 15, 2009           202             1.01000          1.01000
September 15, 2009    December 15, 2009           170             0.84158          0.84158
December 15, 2009        March 15, 2010           203             1.19412          1.15250
March 15, 2010            June 11, 2010           215             1.05911          1.05911
                                          ------------------------------------------------------
                                                 Simple Index Price Return:         $21.50
                                               Index-linked Payment Amount:         $16.23
                                                    Minimum Payment Amount:         $11.14
                                                Maturity Redemption Amount:         $16.23
                                          ------------------------------------------------------


     In Examples 1, 2 and 3, the value of the MSH Index increases 115.25% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the MSH Index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the 15.25% maximum quarterly performance amount of 1.1525, and consequently, the index-linked payment amount of $21.50 equals the simple index price return of $21.50. The amount payable at maturity is the index-linked payment amount of $21.50, representing a 115.25% increase above the issue price.

o In Example 2, the value of the MSH Index increases more than 15.25% in the quarters ending December 15, 2003, March 15, 2005, March 15, 2006, March 15, 2008 and December 15, 2008, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1525. Any significant decrease in the value of the MSH Index (see, for example, the quarters ending March 15, 2004 and June 15, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $19.87 is less than the simple index price return of $21.50. Therefore, although the MSH Index increases 115.25% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $19.87, representing a 98.70% increase above the issue price.

o In Example 3, the value of the MSH Index increases more than 15.25% in the quarters ending December 15, 2003, June 15, 2004, September 15, 2004, September 15, 2005, June 15, 2007, June 15, 2008, December 15, 2008 and
     March 15, 2010, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1525. Any significant decrease in the value of the MSH Index (see, for example, the quarters ending March 15, 2004, June 15, 2006, December 15, 2006 and December 15, 2009) is not
     subject to a corresponding limit. Consequently, the index-linked payment amount of $16.23 is less than the simple index price return of $21.50. Therefore, although the MSH Index increases 115.25% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $16.23, representing a 62.30% increase above the issue price.

                                          -------------------------------------------------------
                                          Example 4
                                          Hypothetical Ending    MSH Index      MPS Quarterly
   Period Start          Period End           Index Value       Performance   Performance Amount
March 24, 2003            June 15. 2003           105             1.05000          1.05000
June 15, 2003        September 15, 2003           98              0.93333          0.93333
September 15, 2003    December 15, 2003           93              0.94898          0.94898
December 15, 2003        March 15, 2004           96              1.03226          1.03226
March  15, 2004           June 15, 2004           90              0.93750          0.93750
June 15, 2004        September 15, 2004           87              0.96667          0.96667
September 15, 2004    December 15, 2004           88              1.01149          1.01149
December 15, 2004        March 15, 2005           90              1.02273          1.02273
March 15, 2005            June 15, 2005           87              0.96667          0.96667
June 15, 2005        September 15, 2005           80              0.91954          0.91954
September 15, 2005    December 15, 2005           81              1.01250          1.01250
December 15, 2005        March 15, 2006           77              0.95062          0.95062
March 15, 2006            June 15, 2006           78              1.01299          1.01299
June 15, 2006        September 15, 2006           75              0.96154          0.96154
September 15, 2006    December 15, 2006           82              1.09333          1.09333
December 15, 2006        March 15, 2007           80              0.97561          0.97561
March 15, 2007            June 15, 2007           82              1.02500          1.02500
June 15, 2007        September 15, 2007           90              1.09756          1.09756
September 15, 2007    December 15, 2007           87              0.96667          0.96667
December 15, 2007        March 15, 2008           85              0.97701          0.97701
March 15, 2008            June 15, 2008           81              0.95294          0.95294
June 15, 2008        September 15, 2008           80              0.98765          0.98765
September 15, 2008    December 15, 2008           78              0.97500          0.97500
December 15, 2008        March 15, 2009           78              1.00000          1.00000
March  15, 2009           June 15, 2009           82              1.05128          1.05128
June 15, 2009        September 15, 2009           83              1.01220          1.01220
September 15, 2009    December 15, 2009           80              0.96386          0.96386
December 15, 2009        March 15, 2010           81              1.01250          1.01250
March 15, 2010            June 11, 2010           85              1.04938          1.04938
                                          -------------------------------------------------------
                                                 Simple Index Price Return:         $8.50
                                               Index-linked Payment Amount:         $8.50
                                                    Minimum Payment Amount:         $11.14
                                                Maturity Redemption Amount:         $11.14
                                          -------------------------------------------------------

                                          ------------------------------------------------------
                                          Example 5
                                          Hypothetical Ending    MSH Index      MPS Quarterly
   Period Start          Period End           Index Value       Performance   Performance Amount
March 24, 2003            June 15. 2003          94.91           0.94910           0.94910
June 15, 2003        September 15, 2003         108.70           1.14526           1.14526
September 15, 2003    December 15, 2003         128.13           1.17876           1.15250
December 15, 2003        March 15, 2004         108.20           0.84451           0.84451
March  15, 2004           June 15, 2004         134.20           1.24022           1.15250
June 15, 2004        September 15, 2004         120.57           0.89849           0.89849
September 15, 2004    December 15, 2004         138.02           1.14468           1.14468
December 15, 2004        March 15, 2005         139.56           1.01115           1.01115
March 15, 2005            June 15, 2005         143.03           1.02485           1.02485
June 15, 2005        September 15, 2005         199.31           1.39349           1.15250
September 15, 2005    December 15, 2005         251.46           1.26168           1.15250
December 15, 2005        March 15, 2006         263.61           1.04830           1.04830
March 15, 2006            June 15, 2006         259.11           0.98293           0.98293
June 15, 2006        September 15, 2006         264.24           1.01980           1.01980
September 15, 2006    December 15, 2006         317.49           1.20153           1.15250
December 15, 2006        March 15, 2007         433.99           1.36693           1.15250
March 15, 2007            June 15, 2007         523.18           1.20551           1.15250
June 15, 2007        September 15, 2007         512.62           0.97983           0.97983
September 15, 2007    December 15, 2007         521.51           1.01734           1.01734
December 15, 2007        March 15, 2008         376.38           0.72171           0.72171
March 15, 2008            June 15, 2008         280.89           0.74629           0.74629
June 15, 2008        September 15, 2008         278.91           0.99295           0.99295
September 15, 2008    December 15, 2008         225.36           0.80800           0.80800
December 15, 2008        March 15, 2009         264.24           1.17256           1.15250
March  15, 2009           June 15, 2009         235.95           0.89293           0.89293
June 15, 2009        September 15, 2009         227.81           0.96549           0.96549
September 15, 2009    December 15, 2009         180.77           0.79354           0.79354
December 15, 2009        March 15, 2010         145.79           0.80649           0.80649
March 15, 2010            June 11, 2010         155.12           1.06398           1.06398
                                          ------------------------------------------------------
                                                 Simple Index Price Return:         $15.51
                                               Index-linked Payment Amount:         $8.09
                                                    Minimum Payment Amount:         $11.14
                                                Maturity Redemption Amount:         $11.14
                                          ------------------------------------------------------


     In Example 4, the value of the MSH Index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amount in each quarterly valuation period never exceeds the 15.25% maximum quarterly performance amount, and consequently, the index-linked payment amount of $8.50 equals the simple index price return of $8.50. Although the MSH Index decreases 15.25% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.14, representing a return that is 11.40% greater than the issue price.

                                     *   *   *

     In Example 5, the value of the MSH Index increases over the term of the MPS and ends above the initial value of 100. The value of the MSH Index increases more than 15.25% in the quarters ending December 15, 2003, June 15, 2004, September 15, 2005, December 15, 2005, December 15, 2006, March 15, 2007,
June 15, 2007 and March 15, 2009, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1525. Any significant decrease in the value of the MSH Index (see, for example, the quarters ending March 15, 2004, March 15, 2008, June 15, 2008, December 15, 2008, December 15, 2009 and
March 15, 2010) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $8.09 is significantly less than the simple index price return of $15.51. Therefore, although the MSH Index increases 55.10% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.14, representing only a return that is 11.40% greater than the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the MSH Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS do not pay interest            The terms of the MPS differ from those of
like ordinary debt securities      ordinary debt securities in that we will not
                                   pay interest on the MPS. Because the
                                   index-linked payment amount due at maturity may be no greater than the minimum payment amount of $11.14, representing an effective yield to maturity of 1.5% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS may not                        There may be little or no secondary market
be actively traded                 for the MPS. Although the MPS have been
                                   approved for listing on the American Stock
                                   Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the MPS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                   currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS            Several factors, many of which are beyond
will be influenced by many         our control, will influence the value of the
unpredictable factors              MPS, including:

                                   o  the value of the MSH Index at any time
                                      and on each of the specific period
                                      valuation dates

                                   o  the volatility (frequency and magnitude
                                      of changes in value) of the MSH

                                   o  interest and yield rates in the market

                                   o  geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the MSH Index or
                                      stock markets generally and that may
                                      affect the value of the MSH Index on the specific period valuation dates

                                   o the time remaining to the maturity of the MPS

                                   o  the dividend rate on the stocks
                                      underlying the MSH

                                   o  our creditworthiness

                                   Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the value of the MSH Index during previous quarterly valuation periods is greater than the increases in the value of the MSH Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the MSH Index at the time of any such sale and the volatility of the MSH Index, will decrease over the term of the MPS.

                                   You cannot predict the future performance and volatility of the MSH Index based on its historical performance. We cannot guarantee that the quarterly performance of the MSH Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not        Because the index-linked payment amount is
equivalent to investing in         based on the compounded quarterly return of
the MSH                            the MSH Index on 29 period valuation dates
                                   during the term of the MPS and your
                                   participation in quarterly increases is
                                   limited to 15.25%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the MSH Index over the term of the MPS. As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a return at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.1525, or 15.25%, during the 29 quarterly valuation periods over the term of the MPS.

                                   The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the MSH Index during any quarterly valuation period to a maximum of 15.25%, while your exposure to any decline in the value of the MSH Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the MSH Index during some quarterly valuation periods will be offset by declines in the value of the MSH Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the MSH Index resulting from the 15.25% maximum quarterly performance amount, it is possible that increases in the value of the MSH Index that would otherwise offset declines in the value of the MSH Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $11.14 even if the MSH Index increases more than 11.4% over the term of the MPS. In that case, you would receive the minimum payment amount, which represents a return on your investment that is less than the simple index price return on the MSH Index.

                                   You can review the historical values of the MSH Index for each calendar quarter in the period from January 1, 1998 through March 24, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the MSH Index as calculated for each calendar quarter in the period from January 1, 1995 through December 31, 2002 in Annex A to this pricing supplement.

Adjustments to the                 The American Stock Exchange, LLC, or the
MSH Index could                    AMEX, in consultation with MS & Co. is
adversely affect the               responsible for calculating and maintaining
value of the MPS                   the MSH Index. The AMEX and MS & Co. can
                                   add, delete or substitute the stocks
                                   underlying the MSH Index or make other
                                   methodological changes that could change the value of the MSH Index. The AMEX and MS &
                                   Co.may discontinue or suspend calculation or dissemination of the MSH Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the MPS and will not do so. Any of these actions could adversely affect the value of the MPS.


Our affiliate, MS & Co., may       MS & Co., which is the calculation agent and
have adverse economic              which is also a consultant to the AMEX on
interests as calculation agent     the MSH Index, is our subsidiary. The MSH
for the MPS and as                 Index was developed and is owned by MS & Co.
consultant for the MSH             In its role as consultant to the AMEX, MS &
Index                              Co. has influence over the composition and
                                   calculation of the MSH Index, including
                                   decisions regarding the addition or deletion of component securities and other methodological modifications to the MSH
                                   Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the MPS and will not do so.
                                   Certain judgments that MS & Co. could make as to the composition and calculation of the MSH Index could affect the value of the MSH
                                   Index and, consequently, could adversely affect the value of the MPS.

                                   In addition, as calculation agent, our
                                   affiliate MS & Co. will calculate the
                                   quarterly performance amounts and the
                                   index-linked payment amount. Determinations made by MS&Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index value in the event of a discontinuance of the MSH Index, may affect the index-linked payment amount.

                                   MS & Co. may discontinue or suspend
                                   calculation or publication of the MSH Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued MSH Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering other indices that are calculated and published by MS & Co. or any of its affiliates. If there is no appropriate successor index, at maturity the index-linked payment amount will be based on the quarterly performance amounts and index values determined using the stocks underlying the MSH Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the MSH Index last in effect prior to discontinuance of the MSH Index. Determining the index values in this manner without any annual or interim rebalancings is likely to lead to significantly different index values than would have been determined had the MSH Index not been discontinued and could adversely affect the index-linked payment amount. See "Description of MPS--MSH Index Index" and "--Discontinuance of the MSH Index; Alteration of Method of Calculation" below.

                                   The MSH Index is a service mark of ours and has been licensed for certain purposes to the AMEX in exchange for a fee.

Hedging and trading activity       We expect that MS & Co. and other affiliates
by the calculation agent and       will carry out hedging activities related to
its affiliates could potentially   the MPS (and possibly to other instruments
adversely affect the value of      linked to the MSH Index or its component
the MSH Index                      stocks), including trading in the stocks
                                   underlying the MSH Index as well as in other instruments related to the MSH Index. MS &
                                   Co. and some of our other subsidiaries also trade the stocks underlying the MSH Index and other financial instruments related to the MSH Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the MSH
                                   Index and, accordingly, could affect the payout to you on the MPS.

Technology company stock           The trading prices of technology companies'
prices are volatile, which will    common stocks have been and are likely to
directly affect the price          continue to be volatile. A technology
volatility of the MPS              company's stock price will fluctuate, and
                                   could fluctuate significantly, in response to various factors and events, including the following:

                                   o  differences between actual financial or
                                      operating results and those expected by
                                      investors and analysts;
                                   o  progress or setbacks in research or
                                      product development;
                                   o  announcements of technological
                                      innovations or new services by the
                                      company or its competitors;
                                   o  obsolescence of its products and
                                      technologies;
                                   o  changes in intellectual property or
                                      proprietary rights;
                                   o  announcements by the company or its
                                      competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
                                   o failure to integrate or realize projected benefits from acquisitions; and
                                   o  fluctuations in financial or operating
                                      results.

The MSH Index is not               Although the stocks underlying the MSH Index
necessarily representative of      are common stocks of companies generally
the technology industry, and       considered to be involved in various aspects
the composition of the             of the technology industry, price movements
underlying stocks may              in the underlying stocks, the MSH Index and
change over time                   the MPS may not correlate perfectly with
                                   price movements in the entire technology industry. If the underlying stocks or the MSH Index decline in value, your MPS may decline in value even if the technology industry as a whole rises in value. In addition, the composition of the securities underlying the MSH Index may change over time. There may be additions to the MSH
                                   Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure.

You have no                        As an investor in the MPS, you will not have
shareholder rights                 voting rights or rights to receive dividends
                                   or other distributions or any other rights with respect to the stocks that underlie the MSH Index.

The MPS will be treated            You should also consider the U.S. federal
as contingent payment              income tax consequences of investing in the
debt instruments for               MPS. The MPS will be treated as "contingent
U.S. federal income tax            payment debt instruments" for U.S. federal
purposes                           income tax purposes, as described in the
                                   section of this pricing supplement called
                                   "Description of MPS--United States Federal
                                   Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income
                                   Taxation" and the section called "United
                                   States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities,
                                   Baskets of Securities or Indices" in the accompanying prospectus supplement.

                                   If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                   You are urged to consult your own tax
                                   advisor regarding all aspects of the U.S.
                                   federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $10 principal amount of any of our MPS due June 15, 2010 Linked to the Morgan Stanley Technology Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount................   $65,000,000

Original Issue Date
(Settlement Date)...............   March 27, 2003

Maturity Date...................   June 15, 2010, subject to extension in the
                                   event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Specified Currency..............   U.S. dollars

CUSIP...........................   61744Y140

Minimum Denominations...........   $10

Issue Price.....................   $10 (100%)

Interest Rate...................   None

Maturity Redemption Amount......   At maturity, you will receive for each MPS
                                   the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                   Amount and (ii) the Minimum Payment Amount.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the MSH Index; Alteration of Method of Calculation" and "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount..........   $11.14

Index-linked Payment Amount.....   The Index-linked Payment Amount is equal to
                                   (i) $10 times (ii) the product of the
                                   Quarterly Performance Amounts for each
                                   Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount....   With respect to any Quarterly Valuation
                                   Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.1525 and (ii) a fraction, the numerator of which will be the Index Value on the Period
                                   Valuation Date at the end of such Quarterly
                                   Valuation Period and the denominator of
                                   which will be the Index Value on the Period
                                   Valuation Date at the beginning of such
                                   Quarterly Valuation Period, provided that for the first Quarterly Valuation Period, the denominator will be 297.81, the Index
                                   Value on March 24, 2003, the day we offered the MPS for initial sale to the public.

Quarterly Valuation Periods.....   Each period from and including a Period
                                   Valuation Date to and including the
                                   immediately subsequent Period Valuation
                                   Date; provided that the first Quarterly
                                   Valuation Period begins on March 24, 2003.
                                   The first Quarterly Valuation Period will be shorter than one calendar quarter.

Period Valuation Dates..........   The Period Valuation Dates will be (i) the
                                   15th of each March, June, September and
                                   December, beginning June 2003 to and
                                   including March 2010, and (ii) June 11,
                                   2010, in each such case subject to
                                   adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                   If any scheduled Period Valuation Date
                                   occurring from and including June 2003 to and including March 2010 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including June 2003 to and including March 2010 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and
                                   (ii) with respect to any such fifth Trading
                                   Day on which a Market Disruption Event
                                   occurs, the Calculation Agent will determine the value of the MSH Index on such fifth Trading Day in accordance with the formula for calculating the value of the MSH Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the MSH Index.

                                   If June 11, 2010 (the final Period Valuation
                                   Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value.....................   The Index Value on any Trading Day will
                                   equal the official closing value of the MSH
                                   Index or any Successor Index (as defined under "--Discontinuance of the MSH Index;
                                   Alteration of Method of Calculation" below) published following the close of the principal trading sessions of the New York
                                   Stock Exchange (the "NYSE") and the Nasdaq
                                   National Market on that Trading Day. In
                                   certain circumstances, the Index Value will be based on the alternate calculation of the MSH Index described under "--Discontinuance of the MSH Index; Alteration of Method of Calculation."

Trading Day.....................   A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the NYSE, the AMEX, the Nasdaq
                                   National Market, the Chicago Mercantile
                                   Exchange and the Chicago Board of Options
                                   Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note...............   Book Entry. The MPS will be issued in the
                                   form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                   Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated
Note............................   Senior

Trustee.........................   JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent...........................   Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Market Disruption Event.........   "Market Disruption Event" means, with
                                   respect to the MSH Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the MSH Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the MSH Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the MSH Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSH Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSH Index shall be based on a comparison of (x) the portion of the level of the MSH Index attributable to that security relative to (y) the overall level of the MSH Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in futures or options contracts on the MSH Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSH Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSH Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............   "Relevant Exchange" means the primary U.S.
                                   organized exchange or market of trading for any security then included in the MSH Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default .   In case an event of default with respect to
                                   the MPS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each MPS upon any acceleration of the MPS will be equal to the Maturity
                                   Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Quarterly
                                   Performance Amount for the then current
                                   Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period
                                   Valuation Date at the beginning of such
                                   Quarterly Valuation Period, and the
                                   Quarterly Performance Amount for each
                                   remaining Quarterly Valuation Period would be equal to 1.

                                   If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent...............   MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Index-linked Payment Amount and the
                                   Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the MSH Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

MSH Index.......................   We have derived all information contained in
                                   this pricing supplement regarding the MSH
                                   Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MS
                                   & Co. and the AMEX. The MSH Index was
                                   developed by, and is owned by, our
                                   subsidiary, MS & Co., and is calculated and maintained by AMEX in consultation with MS &
                                   Co. Neither MS & Co. nor the

                                   AMEX has any obligation to continue to
                                   calculate and publish, and may discontinue calculation and publication of, the MSH Index.

                                   The MSH Index is comprised of 35 actively traded stocks of U.S. companies in the computer and technology industries with large market capitalizations. Publication of the MSH Index began on June 30, 1995, based on an initial value of 200 as of the close of trading on December 16, 1994. The MSH Index value was split 2-for-1 on March 20, 2000.

                                   The MSH Index is calculated using an "equal dollar-weighting" methodology designed to ensure that each of the component stocks is represented in approximately equal dollar amounts in the Index. In calculating the initial "equal dollar-weighting" of component stocks, the AMEX, using closing prices on December 16, 1994, calculated the number of shares that would represent an investment of $300,000 in each of the stocks contained in the Index (to the nearest whole share). The value of the MSH Index on any date equals the current market value (based on U.S. primary market prices) of the assigned number of shares of each of the stocks in the MSH Index divided by the current MSH Index divisor. The MSH Index divisor was initially calculated to yield a benchmark value of 200 at the close of trading on December 16, 1994. Annually thereafter, following the close of trading on the third Friday of December, the AMEX has adjusted and plans to continue to adjust the MSH Index portfolio, without changing the value of the MSH Index, by changing the number of shares of each component stock so that each company is again represented in "equal" dollar amounts. If necessary, the AMEX adjusts the divisor to ensure continuity of the MSH Index's value. The newly adjusted portfolio becomes the basis for the MSH Index's value on the first trading day following the annual adjustment.

                                   Subject to the maintenance criteria
                                   discussed below, the number of shares of each component stock in the MSH Index will remain fixed between annual reviews except in the event of certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, distributions, reorganizations, recapitalizations, or similar events with respect to a MSH Index component stock. In a merger or consolidation of an issuer of a component security, if the security remains in the MSH Index, the number of shares of that security will be adjusted, if necessary, to the nearest whole share, to maintain the component's relative weight in the MSH Index at the level immediately prior to the corporate action. In the event of a stock replacement, the average dollar value of the remaining MSH Index components will be calculated and that amount invested in the replacement stock, rounded to the nearest whole share. In all cases, the divisor will be adjusted, if necessary, to ensure MSH Index continuity. The divisor and other statistics based on the MSH Index is published and disseminated daily by the AMEX, on Bloomberg Financial Markets and Reuters Limited.

                                   A current list of the issuers of the
                                   component stocks of the MSH Index and the weighting of each component stock as of March 21,

                                   2003, as a percentage of the total index capitalization, is set forth below. (The weighting of each stock is equal upon annual rebalancing, but varies throughout the year as the component stocks rise and fall in value compared to other component stocks.)

                                                                             Stock
                                   Company Name                             Exchange   % Weights
                                   ------------                             --------   ---------
                                   Accenture Limited "A"..................    NYSE       2.53%
                                   Agilent Technologies...................    NYSE       2.25%
                                   Amazon.com, Inc........................   NASDAQ      3.48%
                                   AOL Time Warner, Inc...................    NYSE       2.34%
                                   Apple Computer, Inc....................   NASDAQ      2.90%
                                   Applied Materials, Inc.................   NASDAQ      2.92%
                                   Automatic Data Processing, Inc.........    NYSE       2.25%
                                   Broadcom Corporation "A"...............   NASDAQ      2.75%
                                   Cisco Systems, Inc.....................   NASDAQ      2.86%
                                   Computer Associates Int'l, Inc.........    NYSE       3.05%
                                   Dell Computer Corporation..............   NASDAQ      2.87%
                                   ebay, Inc..............................   NASDAQ      3.51%
                                   Electronic Arts, Inc...................   NASDAQ      3.08%
                                   Electronic Data Systems Corp...........    NYSE       2.62%
                                   EMC Corporation........................    NYSE       3.29%
                                   First Data Corporation.................    NYSE       2.90%
                                   Flextronics Inernational...............   NASDAQ      3.05%
                                   Hewlett-Packard Company................    NYSE       2.53%
                                   Intel Corporation......................   NASDAQ      3.04%
                                   International Business Machines Corp...    NYSE       2.91%
                                   Intuit, Inc............................   NASDAQ      2.18%
                                   Juniper Networks, Inc..................   NASDAQ      3.40%
                                   Micron Technology......................    NYSE       2.38%
                                   Microsoft Corporation..................   NASDAQ      2.74%
                                   Motorola, Inc..........................    NYSE       2.59%
                                   Nokia Corporation ADS..................    NYSE       2.67%
                                   Oracle Corporation.....................   NASDAQ      2.89%
                                   PeopleSoft, Inc........................   NASDAQ      2.42%
                                   Qualcomm Inc...........................   NASDAQ      2.84%
                                   STMicroelectronics N.V.................    NYSE       2.94%
                                   Tellabs, Inc...........................   NASDAQ      2.36%
                                   Texas Instruments, Inc.................    NYSE       3.24%
                                   Veritas Software Corporation...........   NASDAQ      2.95%
                                   Xilinx, Inc............................   NASDAQ      3.44%
                                   Yahoo! Inc.............................   NASDAQ      3.83%

                                   Source: AMEX

                                   The composition of the MSH Index is reviewed annually to ensure that the component stocks meet certain minimum capitalization, trading volume and listing requirements and to ensure that at least 90% of the MSH Index's numerical value satisfies AMEX criteria for standardized options trading. In addition to the annual rebalancings, if at any time between annual rebalancing the top five component securities, by weight, account for more than one- third of the weight of the MSH Index, the MSH Index will be similarly rebalanced. The component stocks of the MSH Index may be changed at any time for any reason.

                                   None of Morgan Stanley, the AMEX, MS & Co.
                                   or any of our affiliates guarantees the
                                   accuracy and/or the completeness of the MSH
                                   Index or any data included therein and
                                   neither shall have any liability for any errors, omissions, or interruptions therein. None of Morgan Stanley, the AMEX, MS & Co. or any of our affiliates makes any warranty, express or implied, as to results to be obtained by us, owners of the MPS, or any other person or entity from the use of the MSH Index or any data included therein. The AMEX makes no express or implied warranties, and expressly disclaims all warranties, or merchantability or fitness for a particular purpose or use with respect to the MSH Index or any data included therein. Without limiting any of the foregoing, in no event shall any of Morgan Stanley, the AMEX, MS & Co. or any of our affiliates have any liability for any lost profits or indirect, punitive, special or consequential damages, even if notified of the possibility thereof. There are no third party beneficiaries of any agreements or arrangements between the AMEX and us. We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the MSH Index, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the MPS under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the MSH Index and of the MSH Index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the MPS.

                                   Adverse Economic Interests of MS & Co.

                                   Because MS & Co. is our subsidiary, it may have economic interests adverse to investors in the MPS, including with respect to certain determinations and judgments made in determining the MSH Index. The policies and judgments of MS & Co. concerning additions, deletions and substitutions of the stocks underlying the MSH Index and the manner in which certain changes affecting such underlying stocks are taken into account in the calculation of the MSH Index may affect the value of the MSH Index. It is also possible that the AMEX, either independently or in consultation with MS & Co., may discontinue or suspend calculation or dissemination of the MSH Index and that, consequently, MS & Co., as Calculation Agent, would have to select a successor or substitute index, or itself calculate index values, from which to calculate any quarterly performance amount or the index-linked payment amount. Any such actions or judgments could adversely affect the value of the MPS.

                                   MS & Co. maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

                                   It is also possible that any advisory
                                   services that our affiliates provide in the course of any business with the issuers of the component stocks could lead to actions on the part of such underlying issuers which might adversely affect the level of the MSH Index.

Discontinuance of the MSH
  Index; Alteration of Method
  of Calculation................   If the AMEX or MS & Co. discontinues
                                   publication of the MSH Index and the AMEX or another entity (including MS & Co.)
                                   publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSH Index
                                   (such index being referred to herein as a "Successor Index"), then any subsequent
                                   Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index
                                   Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If the AMEX or MS & Co. discontinues
                                   publication of the MSH Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the MSH Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the MSH Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSH Index may adversely affect the value of the MPS.

                                   If at any time the method of calculating the MSH Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSH Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSH Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSH Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the MSH Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSH Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSH Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........   The following table sets forth the high and
                                   low Index Values, as well as end-of-quarter
                                   Index Values, of the MSH Index for each
                                   quarter in the period from January 1, 1998 through March 24, 2003. The Index Value on
                                   March 24, 2003 was 297.81. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                   The historical values of the MSH Index
                                   should not be taken as an indication of
                                   future performance or future volatility, and no assurance can be given as to the level of the MSH Index on any Period Valuation Date. We cannot give you any assurance that the performance of the MSH Index will result in an Index-linked Payment Amount in excess of $11.14.

                                                                  High      Low     Period End
                                                                 -------   ------   ----------
                                   1998:
                                     First Quarter.............   271.67   211.42      271.24
                                     Second Quarter............   299.88   259.61      297.90
                                     Third Quarter.............   327.46   240.07      286.89
                                     Fourth Quarter............   437.73   240.52      437.23
                                   1999:
                                     First Quarter.............   517.33   442.42      510.23
                                     Second Quarter............   579.62   475.83      579.62
                                     Third Quarter.............   641.32   545.18      615.83
                                     Fourth Quarter............   924.65   591.79      920.78
                                   2000:
                                     First Quarter............. 1,162.86   851.55    1,061.99
                                     Second Quarter ........... 1,077.40   822.11     1015.92
                                     Third Quarter............. 1,116.79   951.21      951.21
                                     Fourth Quarter............   957.55   628.24      668.22


                                     PS-25


                                                                  High      Low     Period End
                                                                 -------   ------   ----------
                                   2001:
                                     First Quarter.............   816.86   524.28      524.28
                                     Second Quarter ...........   640.69   465.10      579.41
                                     Third Quarter.............   577.15   361.47      373.77
                                     Fourth Quarter............   555.20   368.80      507.03
                                   2002:
                                     First Quarter.............   553.40   421.52      454.81
                                     Second Quarter ...........   462.38   321.98      332.22
                                     Third Quarter.............   338.58   238.60      238.60
                                     Fourth Quarter............   343.77   227.32      287.69
                                   2003:
                                     First Quarter (through
                                         March 24, 2003).......   327.87   272.28      297.81

                                   You should also review the historical
                                   quarterly performance of the MSH Index for each calendar quarter in the period from January 1, 1995 through December 31, 2002 in Annex A to this pricing supplement.

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the MSH Index, in futures or options contracts or exchange traded funds on the MSH Index or its component securities listed on major securities markets. Purchase activity could potentially have increased the value of the MSH Index, and therefore effectively increased the level of the MSH Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the minimum payment amount of the MPS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the MSH Index, futures or options contracts or exchange traded funds on the MSH Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates. Although we have no reason to believe that our hedging activity has had, or will in the future have, a material impact on the value of the MSH Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution....................   Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of MPS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the MPS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.80 per MPS for purchasers of 100,000 or more MPS in any single transaction, subject to the holding period requirements described below. The
                                   Agent may allow a concession not in excess of 3.75% of the principal amount of the MPS to other dealers, which may include Morgan
                                   Stanley & Co. International Limited. We
                                   expect to deliver the MPS against payment therefor in New York, New York on March 27,
                                   2003. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   Where an investor purchases 100,000 or more
                                   MPS in a single transaction at the reduced price, approximately 98% of the MPS purchased by the investor (the "Delivered MPS") will be delivered on the Settlement Date. The balance of approximately 2% of the MPS (the "Escrowed MPS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered MPS have held all of the Delivered MPS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered MPS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed MPS will be forfeited by the investor and not delivered to it. The Escrowed MPS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per MPS for such investors to 100% of the principal amount of the MPS. Should investors who are subject to the holding period requirement sell their MPS once the holding period is no longer applicable, the market price of the MPS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and any dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and
                                   (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

ERISA Matters for Pension Plans
and Insurance Companies.........   Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the
                                   Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the MPS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the MPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the MPS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor the MPS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the MPS.

                                   Purchasers of the MPS have exclusive
                                   responsibility for ensuring that their
                                   purchase and holding of the MPS do not
                                   violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation........................   The following summary is based on the
                                   opinion of Davis Polk & Wardwell, our
                                   special tax counsel, and is a general
                                   discussion of the principal U.S. federal tax consequences to initial investors of the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of Section 1221 of the Code.
                                   Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S.
                                   federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                   o  certain financial institutions;
                                   o  dealers in securities or foreign
                                      currencies;
                                   o  investors holding notes as part of a
                                      hedge;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                   o  partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                   o  Non-U.S. Holders for whom income or gain
                                      in respect of an MPS are effectively
                                      connected with a trade or business in the United States; and
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States.

                                   If you are considering the purchase of MPS, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a citizen or resident of the United
                                      States;

                                   o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                   o  an estate or trust the income of which is
                                      subject to U.S. federal income taxation
                                      regardless of its source.

                                   The MPS will be treated as "contingent
                                   payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                   The rate of accrual of OID on the MPS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the MPS (our "comparable yield") and is determined at the time of the issuance of the MPS. We have determined that the "comparable yield" is an annual rate of 4.8181% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a MPS (assuming an issue price of $10) consists of a projected amount equal to $14.05220 due at maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:


                                                                                    TOTAL OID
                                                                        OID         DEEMED TO
                                                                     DEEMED TO     HAVE ACCRUED
                                                                      ACCRUE       FROM ORIGINAL
                                                                      DURING      ISSUE DATE (PER
                                                                      ACCRUAL     MPS) AS OF END
                                                                    PERIOD (PER     OF ACCRUAL
                                        ACCRUAL PERIOD                  MPS)          PERIOD
                                        --------------              -----------   ---------------
                                   Original Issue Date through
                                       December 31, 2003........... $   0.3667    $   0.3667
                                   January 1, 2004 through
                                       December 31, 2004........... $   0.4995    $   0.8662
                                   January 1, 2005 through
                                       December 31, 2005........... $   0.5235    $   1.3897
                                   January 1, 2006 through
                                       December 31, 2006........... $   0.5488    $   1.9385


                                     PS-31


                                                                                    TOTAL OID
                                                                        OID         DEEMED TO
                                                                     DEEMED TO     HAVE ACCRUED
                                                                      ACCRUE       FROM ORIGINAL
                                                                      DURING      ISSUE DATE (PER
                                                                      ACCRUAL     MPS) AS OF END
                                                                    PERIOD (PER     OF ACCRUAL
                                        ACCRUAL PERIOD                  MPS)          PERIOD
                                        --------------              -----------   ---------------
                                   January 1, 2007 through
                                       December 31, 2007........... $   0.5752    $   2.5137
                                   January 1, 2008 through
                                       December 31, 2008........... $   0.6029    $   3.1166
                                   January 1, 2009 through
                                       December 31, 2009........... $   0.6320    $   3.7486
                                   January 1, 2010 through
                                       June 15, 2010............... $   0.3036    $   4.0522

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a nonresident alien individual;
                                   o  a foreign corporation; or
                                   o  a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                   o  such Non-U.S. Holder does not own,
                                      actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                   o  the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of
                                   Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                   Estate Tax. Under Section 2105(b) of the
                                   Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                   Information Reporting and Backup
                                   Withholding. Information returns may be
                                   filed with the U.S. Internal Revenue Service
                                   (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non- U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A
                   Historical MSH Index Quarterly Performance
                        (January 1995 to December 2002)

The following table sets forth the index value for the MSH Index at the end of each calendar quarter from March 1995 through December 2002 and the index percent change over each quarter. The MSH Index value at the beginning of the quarter ending March 1995 was 104.65. You cannot predict the future performance of the MSH Index based on its historical performance, and no assurance can be given as to the level of the MSH Index on any period closing date or at the maturity of the MPS. The results produced by the MSH Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the MSH Index of 15.25% or greater are indicated in bold typeface below.

                      MSH Index                                       MSH Index
   Quarter Ending       Value    Percentage Change   Quarter Ending     Value    Percentage Change
--------------------------------------------------------------------------------------------------
March 1995              117.67        12.44%        March 1999           510.23       16.70%
June 1995               146.25        24.29%        June 1999            579.62       13.60%
September 1995          162.91        11.39%        September 1999       615.83       6.25%
December 1995           157.88        -3.09%        December 1999        920.78       49.52%
March 1996              158.25        0.23%         March 2000          1,061.99      15.34%
June 1996               162.52        2.70%         June 2000           1,015.92      -4.34%
September 1996          176.27        8.46%         September 2000       951.21       -6.37%
December 1996           191.52        8.65%         December 2000        668.22      -29.75%
March 1997              177.30        -7.42%        March 2001           524.28      -21.54%
June 1997               213.12        20.20%        June 2001            579.41       10.52%
September 1997          260.20        22.09%        September 2001       373.77      -35.49% --------------------------------------
December 1997           223.76       -14.00%        December 2001        507.03       35.65%    Total Periods                    32
March 1998              271.24        21.22%        March 2002           454.81      -10.30%
June 1998               297.90        9.83%         June 2002            332.22      -26.95%
September 1998          286.89        -3.70%        September 2002       238.60      -28.18%    Total Periods with a quarterly
December 1998           437.23        52.40%        December 2002        287.69       20.57%      increase greater than 15.25%   10
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